Exhibit 99.4

AT THE COMPANY James W. Christmas Chairman and CEO (713) 877-8006 FOR IMMEDIATE RELEASE: April 5, 2005	AT FINANCIAL RELATIONS BOARD Marilynn Meek — General Info (212) 445-8451 Peter Seltzberg — Analysts Info (212) 445-8457

KCS ENERGY ANNOUNCES PROPOSED OFFERING OF $75,000,000 OF SENIOR NOTES

Houston, TX, April 5, 2005 — KCS Energy, Inc. (NYSE: KCS) today announced that it intends to offer $75,000,000 of Senior Notes due 2012 in a private placement to eligible purchasers, subject to market and other customary conditions. The Senior Notes are being offered as additional debt securities under an indenture pursuant to which KCS issued $175,000,000 of 7 1/8 Senior Notes due 2012 in April 2004. KCS plans to use the net proceeds of the offering to finance a portion of the purchase price of its pending acquisition of oil and gas properties and related assets located primarily in its North Louisiana-Ease Texas core operating area, which is expected to close in mid-April 2005. If KCS’ pending acquisition is not consummated, it intends to use the net proceeds of the offering for general corporate purposes, including any future acquisitions. The notes will be senior unsecured obligations of KCS with interest payable semi-annually and will be guaranteed by each of KCS’ subsidiaries as of the issue date.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or the U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transaction in reliance on Regulation S. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the stability of the capital markets, the closing of the Company’s pending acquisition, uncertainties inherent in estimating proved reserves, uncertainties inherent in estimating reserves and identifying locations related to extensional drilling opportunities which are less certain than proved reserves, delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

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